EXHIBIT 99.1

Rurban Financial Corp.	Ticker Symbol: RBNF	Event: First Quarter 2011 Earnings Call	DATE: April 28, 2011; 1:00 PM EST

[Operator]:  Good Afternoon and Welcome, Ladies and Gentlemen, to the Rurban Financial Corp. First Quarter 2011 Earnings Conference Call and Web Cast.  At this time I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  We will open the conference up to the investment community for Questions & Answers following the presentation.  I will now turn the conference over to Linda Sickmiller, Investor Relations.  Please go ahead, Linda!

Linda Sickmiller, Investor Relations

Good Afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site www.rurbanfinancial.net until May 26, 2011.  Joining me today are Mark Klein, President and Chief Executive Officer, Tony Cosentino, Chief Financial Officer and Jon Gathman, Executive Vice President and Senior Lending Officer.

This call may contain forward looking statements regarding Rurban’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our webcast today.

We have identified a number of different factors within the Forward Looking Statement at the end of our Earnings Release, and you are encouraged to review those factors.   Rurban undertakes no obligation to update any forward looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein, President and CEO.  Mark...

Mark A. Klein, President and Chief Executive Officer

Good afternoon, and thank you, Linda.  And welcome everyone to our first quarter webcast of Rurban Financial.  I’d like to give you an overview of our corporation and then digress a bit into asset quality, our loan portfolio, sales initiatives at our corporation and, in particular, our expense control.

We’re back on track this quarter with no surprises.  We’ve achieved breakeven results at the consolidated level, earning $11,000, which is a significant improvement over the first quarter of 2010, where we reported a loss of $848,000, or $0.17 cents a share.  We believe we have a good handle on our data services subsidiary, RDSI, and as year-end 2010, we’ve completed the transition to become an item processing business that is exclusive of the data processing services which RDSI still provides to Rurban and State Bank.

After eliminating approximately $3 million of expenses compared to first quarter 2010, we’re almost at breakeven now at RDSI.  We reported a loss of $193,000 for the quarter, but again, an improvement over the first quarter of 2010, where we reported a loss of $879,000.  And more importantly, our cash flow is positive for the quarter.

State Bank reported a net income of $831,000, up 54 percent over the first quarter of last year.  This has been our best banking quarter since June 2009.  There were essentially no major speed bumps; just business generally as usual; however, we still need to improve profitability and grow our balance sheet, which we should now be able to devote more time and attention to performance, now that RDSI has now begun to normalized.

With regard to asset quality, Jon Gathman joins us today and he has done an excellent job in guiding our company back through to more sound asset quality.  Continues to improve; we’re in fairly good shape with non-performing assets of now $13 million, which equates to 1.99 percent of assets compared to 2.38 percent for the 2010 first quarter. This quarter we sold $1million of OREO and continued to reduce most of the problem loan categories.

Importantly, we’re seeing real improvement within the portfolio with lower in-migration of delinquent loans are 30-89, a decline now for several quarters, and in fact, it has been not lower other than five years ago as low as this number, with $900,000 in 30 – 89 category compared to $3.5 million a year ago, and $1.6 million for the linked quarter.  We’ve only added $1.1 million of new non-performing loans.  While there is always the possibility of unforeseen circumstances, we anticipate that portfolio quality should continue to improve and our provision expense should remain relatively level at the $500,000 to $600,000 per quarter going forward.  So I am pleased with our asset quality improvement this quarter.

With regard to our loan portfolio, we know we need to continue to grow our balance sheet and diversify our assets and our asset quality.  Currently, we have a relatively low-risk loan mix with only 4 percent in construction and development, 36 percent in commercial real estate and 1 – 4 family is coming in at about 23 percent at the end of the quarter.  We know our economy in Northwest Ohio was very slow growing, in fact, somewhat negative at times, and we’ve clearly suffered in the recession.  But the employment picture is improving and we see that at single-digit in most of the counties that we service.
Our bank is focused on small business lending within our market, clearly our sweet spot is C&I loans to those companies mid-market about $5 million to $10 million in revenue, as well as commercial real estate in our footprint, and of course, residential mortgage loans that we sell in the secondary market.

Our strategy, based on going to our markets, like Columbus, where there is pockets of potential higher growth, is key.  We certainly continue our high level of interest in becoming an express SBA lender this year as well as tapping the market in one of the best Ag counties in Ohio, Fulton County, where we intend to bring on another Ag lender, making our Ag department a total of three commercial lenders in the second quarter this year.  We think we have done a very good job in residential mortgage banking in the Columbus area and, in fact, are high producers down there; average about $20 million in originations per year.  And our goal in the second quarter is to expand our commercial presence in Columbus by adding a second commercial lender in that market as well.  So, we’ve done some good things in our loan portfolio, but more work to be done and we clearly want to grow the balance sheet prudently.

Relative to sales initiatives, as I see my role in the sales process, I set the pace, I motivate, and I provide resources that enable our team to succeed, and then provide appropriate rewards.  I actually run our regional sales meetings with all o our regional presidents.  And I understand our challenges and help them to improve what it is we are falling short on and what we need to do more, or differently, to close the gaps.  In fact, I’m very pleased that we’ve just began a company-wide sales and service training initiative that we will be kicking off this evening with our All Staff Employee Meeting, and we will run continuously for approximately six months and is going to reinforce the cultural transition that we’ve made beginning in 2006 and reinforce our sales culture.

This past quarter, I’m proud that we closed 26 percent of the 637 referrals by our staff to other unrelated departments.  The incremental business generated by these referrals is $7.7 million of loans, $350 million-- $350,000 of deposits and $1.5 million of trust assets, and these have been typical for the prior quarters for referral results.

Expense control year over year, we’ve reduced quarterly non-interest expense by $3.4 million.  There were several factors responsible, not the least of which was the downsizing of RDSI, which again accounted for roughly 90 percent of the savings in the first quarter – savings first quarter of 2010.
We have also been hard-working on the banking side, which accounted for about $350,000 of the savings, or roughly $1.2 million annualized, compared to the year-ago quarter.

Many of these savings are incremental: We are rebidding vendor contracts and we are certainly becoming more stricter on our budgeting process.  Compared to the fourth quarter, we saw a 50 percent decline in loan and OREO administration expense.  On one hand, we have fewer problems to work out, but we have also hired a real estate maintenance individual, or workout expert so to speak, to make sure that we are saving money that we can save on managing our OREO portfolio and we are looking for roughly $100,000 in savings from this shift.

Early in 2011, we launched a process improvement program we call “One-N-Done” to identify and eliminate redundant activities.  In first quarter, we identified five back office positions dedicated to reducing retail error rates and reviewing compliance with policies and procedures. We have implemented process improvements that eliminated the need for redundancy, which will lead to a cost savings of another $225,000 this year.

This success story is the first of what we hope to be a series of continually reviewing all of our processes in the spirit of continuous improvement at State Bank. We are obviously very people-intensive businesses and want to make sure that our human resources are being deployed efficiently and effectively to give the highest returns.  On the other side of this equation is our greatest emphasis on performance-based compensation.  Our entire organization is on incentive-based pay.  Our goal has been, and is, to limit routine, regimented base-pay increases and shifting more towards superior performers.  In 2010, our incentive range for non-executive staff ranged anywhere from small percentage up to 15 percent.  And we plan to expand that as our performance merits and as our expectations improve.

We’re not clearly where we want to be yet, but incrementally we’re improving our entire organization.
The RDSI picture is clearing with Rurban management and our regulators in aligned in terms of mutual expectations.  We like the diversification that RDSI provides.  Now that we’re focusing on RDSI’s core competencies – item processing and network services – with cost reduced proportionately, we’re again back on track to generate a meaningful contribution to Rurban’s consolidated business.

Our commercial pipeline is strong.  We’ve not seen the strength of our pipeline that we have today with $10 million scheduled to close this month of April.  With asset quality improvement, we anticipate lower provision expense, as well as lower costs to administer and resolve problem assets.  We plan to leverage mortgages banking in terms of cross-sell opportunities and new mortgage servicing customers that we’ve seen in the last two years.  Pleased with our results and now I’ll turn the webcast over to Tony Cosentino, who will provide little more detail on those general statements.  Tony…

Anthony V. Cosentino, CPA, Executive Vice President and Chief Financial Officer

Thanks Mark, good afternoon everyone and thanks for joining us today.

As Mark has said, we are pleased with the progress that we have made during the 1st quarter of 2011.  Our asset quality continues its downward trend and we are especially pleased with our level of short-term delinquencies.  As we look around the corner, the low level of past dues gives us positive feelings about 2011.

Although earnings for Rurban are not yet to the level we had anticipated, results for State Bank are above the prior year and linked quarters by over 50 percent in each case.  The bulk of that improvement has come through the lower level of provision as reserve levels are more than adequate given the risk profile of our portfolio.  We did add $500 thousand in provision during the quarter, which offset for the most part, our level of charge-offs.  The annualized charge-off level for the first quarter, at 58 basis points, is well under that experienced during the last 5 quarters, where our average levels were nearly 100 basis points higher.

Earnings for the company at $11,000, while positive, are well below the level we expect from an adjusted run rate level.  While our Banking Group’s earnings were above our profit plan level, they were not enough to offset losses at RDSI and to cover our typical quarterly holding company expenses.

RDSI continued its transition during the quarter after a year of deconverting Data Processing clients.  We experienced no loss of customers during the quarter as we normalized our work force to the level necessary to operate the company at its most efficient manner.  RDSI continues to operate at a negative in regards to pretax profit, but from a cash flow operating basis, RDSI is breakeven.  Obviously, we are not interested in continuing a subsidiary that has a negative impact on the company’s earnings and we are committed to making RDSI a positive contributor.

Our Banking Group had a positive quarter in the majority of our performance measures.  After-tax earnings were up 54 percent and 61 percent versus the prior year and the linked quarter, respectively.  We were able to generate those earnings despite the economic slowdown in the mortgage origination market.  As we have communicated in the past, mortgage origination has been a significant part of our strategic plan and we experienced record originations during 2010.  Origination levels are down in the first quarter because first quarter originations are always the slowest and they are in line with the prior year. But our pipeline is building, and we anticipate a better 2nd quarter in production and sales levels.

Our mortgage servicing portfolio, which is now above $340 million, was evaluated at quarter-end and that valuation was deemed appropriate.  This portfolio is up over 100% from the prior year, and in just over four years we have grown this business from zero to an origination level in excess of $200 million per year.  Approximately 75 percent of our servicing portfolio is priced below 5 percent, and it would seem unlikely, given the current rate forecast, that this portfolio will require an impairment in the near future for existing balances.  We continue to be very happy about the geographic distribution of our originations, with our Columbus market consistently delivering roughly half of our volume with no retail presence to speak of…

Margins held up reasonably well at the Bank, with a net interest margin level of 3.77 percent, roughly flat to the prior year.  While we have replaced loan balances with securities at lower yields, we have continued to lower our funding costs.  Wholesale borrowings were down from December and our FHLB advances are down 50 percent from the prior year.  We believe that the remaining wholesale funding base has further room to reduce interest expense in the rest of 2011.

Non-performing assets continued their downward trend this quarter, as they declined over $750 thousand to $13 million.  This level equals 1.99 percent of total assets and has shown significant improvement from the prior year when the level was 2.38 percent.  Since March of 2010, the Company has reduced non-performers by $3 million.  We have coverage for our nonperforming loans at 55 percent with our $6.6 million dollar reserve and our OREO balances are quite low, below the $1 million dollar mark.  Delinquencies continue to show improvement as well, with total past dues at 2.63 percent.  Our thirty- to eighty-nine day delinquency level is just over $900 thousand, which reflects just 21 basis points of our loan portfolio.

The Balance Sheet has remained flat versus the prior year, but we have been disappointed in the lack of loan growth.  We have replaced the losses in our loan portfolio, which include approximately $10 million in reductions by choice, with shorter-term Investment securities.  Total deposits are up 2.8 percent and we have maintained a surplus of liquidity throughout the last twelve months.  As we have seen our loan pipeline beginning to build in the last sixty days, we anticipate putting that liquidity to good use in higher-yielding quality credit transactions.  We still have approximately $40 million in longer-term FHLB advances and Structured REPO’s on our books that come due in the next two years.  These fundings currently have a negative carry and we are exploring ways to deleverage the Balance Sheet to improve our margins and capital ratios.

Capital ratios for State Bank have improved from year-end and from the prior year.  Our Tier 1 capital ratio now stands at 7.24 percent, up 34 basis points from December, and our Total Risk Based Capital is 11.97 percent, which is also up from December.  We anticipate that the estimated Holding Company Risk Based Capital ratio will also improve from the December level.  Holding Company comparisons versus the prior year have been impacted by the significant losses at RDSI, but we will still remain above the Well Capitalized level.

In closing, we are quick to acknowledge the challenges we have had to navigate over the past few quarters, but we feel the changes implemented will deliver an efficient, streamlined organization that is beginning to show evidence of solid improvement.  Our commitment to our customers and shareholders is to return our company back to consistent profitability.

Mark, back to you…

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony.  As hopefully you have heard that we certainly are not where we want to be yet, but it was a good quarter for us and now we’re looking forward to continuing the trends that we have begun to see relative to our improvement and our asset quality and expense control and everything that comes along with that to improve the bottom line.

At this time, I’d like to turn it over to – turn it back to Linda Sickmiller who will determine if we have any questions, Linda, from our investment community.

Linda Sickmiller, Investor Relations

Thank you, Mark. It’s now time for the question and answer session.

•	If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

•	To ask a question, please press star-one.

•	If you would like to withdraw your question, please press star-two.

•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received, and we’ll stand by for just a few moments.

While we are waiting to see if we have any additional questions, I’d like to remind you that today’s webcast will be accessible on our website, www.rurbanfinancial.net, until May 26th, 2011.

Since there is nobody in the queue, I am going to turn the webcast back to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Once again, thanks for joining us and listening to the results of Rurban Financial.  We look forward to again continuing our positive trends, and we’ll look forward to talking with you all again at the conclusion of next quarter.  Thank you.

[Operator]: All parties may now disconnect.